CONFIDENTIAL
Andrew Baker
401 Hackensack Avenue
Hackensack, NJ  07601

                    March 3, 2009

Life Sciences Research, Inc.
P.O. Box 2360
East Millstone, NJ  08875
Attention:  Board of Directors

Gentlemen:

I am pleased to present this non-binding proposal to acquire all of the outstanding shares of common stock par value $.01 per share (the “Shares”), of Life Sciences Research, Inc.  (the “Company”) for a price of $7.50 per Share.  I intend to effect the acquisition through an entity that I will control.

The proposed purchase price represents a 57% premium over today’s closing price of the Shares and provides an attractive opportunity for the Company’s stockholders to maximize the value of their investment in the Company at a highly uncertain and volatile time in the markets and the global economy.

I welcome the opportunity to discuss this proposal with the Board of Directors and its advisors as soon as possible.  My proposal is conditioned upon satisfactory completion of due diligence, negotiation of definitive transaction documents, receipt of the requisite financing commitments and receipt of necessary board approval.  If my proposal is of interest to the Board, I am prepared to harness the resources necessary to expeditiously negotiate and document the proposed transaction.  I have already begun exploring potential financing sources, subject to satisfactory confidentiality arrangements.  While I am confident that I will be able to secure the requisite financing for this proposal, there can be no assurance of success.

This proposal does not create any binding obligation, nor will I be deemed to have any obligation whatsoever to the company relating to a proposed acquisition of the company by virtue of this letter or any written or oral expression made by or on my behalf by me or any of my affiliates, advisors or agents unless and until mutually satisfactory definitive documentation has been executed and delivered by the parties thereto.

I look forward to discussing this matter further.

Regards,

s/ Andrew H. Baker
Andrew H. Baker

cc:  Mark Bibi, General Counsel